Mark Griffin, Investors 629.213.5672 mark.griffin@alliancebernstein.com	Jennifer Casey, Media 212.969.1157 jennifer.casey@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES SECOND QUARTER RESULTS
GAAP Diluted Net Income of $0.91 per Unit
Adjusted Diluted Net Income of $0.91 per Unit
Cash Distribution of $0.91 per Unit

Nashville, TN, July 29, 2021 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended June 30, 2021.
“We continue to drive consistent organic growth across our diversified global platform," said Seth P. Bernstein, President and CEO of AllianceBernstein. “Active net inflows were $6.7 billion, or 4% annualized organic growth, including both the final quarter of planned AXA redemptions and outflows from the Venerable transaction. Once again all three client channels grew, driven by double-digit annualized organic growth in active equities (including ESG), tax-aware passive equities, municipals, alternatives and multi-asset. Our investment teams continued to deliver both improved near- and long-term performance, with two-thirds or more of fixed income and equity assets outperforming on a 3- and 5-year basis. On a year-over-year basis, our adjusted operating margin of 31.7% expanded by 380 basis points, and adjusted earnings per unit and distributions to Unitholders increased by 49%."

(US $ Thousands except per Unit amounts)	2Q 2021	2Q 2020	% Change	1Q 2021	% Change
U.S. GAAP Financial Measures
Net revenues	$1,076,822	$871,449	23.6%	$1,007,266	6.9%
Operating income	$283,623	$209,647	35.3%	$260,584	8.8%
Operating margin	26.0%	21.7%	430 bps	25.9%	10 bps
AB Holding Diluted EPU	$0.91	$0.59	54.2%	$0.81	12.3%

Adjusted Financial Measures (1)
Net revenues	$881,635	$698,725	26.2%	$819,978	7.5%
Operating income	$279,171	$195,013	43.2%	$260,061	7.3%
Operating margin	31.7%	27.9%	380 bps	31.7%	—
AB Holding Diluted EPU	$0.91	$0.61	49.2%	$0.81	12.3%
AB Holding cash distribution per Unit	$0.91	$0.61	49.2%	$0.81	12.3%

(US $ Billions)
Assets Under Management ("AUM")
Ending AUM	$738.4	$600.0	23.1%	$697.2	5.9%
Average AUM	$722.6	$578.5	24.9%	$688.5	5.0%
(1) The adjusted financial measures represent non-GAAP financial measures. See page 12 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 13-14 for notes describing the adjustments.

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Bernstein continued, "Retail channel gross sales were the second strongest ever, with net inflows of $5.2B, or 8% organic growth driven by 18% growth in active equity services, positive for the 17th straight quarter, and 23% organic growth in municipals. Positive net flows in Institutional were led by multi-asset and active equity, while our record institutional pipeline of $17.8 billion reflected strong multi-asset (CRS) sales, and an annualized fee base of over $50 million. Private Wealth grew modestly sequentially, while Bernstein Research revenues slowed as global market volatility moderated from heightened levels a year ago."

Bernstein concluded, "Global markets remained constructive, posting strong returns for the second quarter and on a year-over-year basis, and we experienced strong client demand for our differentiated offerings globally. Looking forward, we continue to invest in long-term growth opportunities while managing costs prudently, recognizing that our clients’ success requires increasingly sophisticated and innovative offerings. Across AB, our talented teams remain fully invested in helping our clients reach their financial goals.”

The firm’s cash distribution per Unit of $0.91 is payable on August 19, 2021, to holders of record of AB Holding Units at the close of business on August 9, 2021.
Market Performance
U.S. and global equity and fixed income markets increased during the second quarter of 2021.

S&P 500 Total Return	8.6%
MSCI EAFE Total Return	5.4
Bloomberg Barclays US Aggregate Return	1.8
Bloomberg Barclays Global Aggregate ex US Index Return	0.9
Bloomberg Barclays Global High Yield Index	3.1
Bloomberg Barclays U.S. Corporate High Yield Index	2.7

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Assets Under Management
($ Billions)

Total assets under management as of June 30, 2021 were $738.4 billion, up $41.2 billion, or 6%, from March 31, 2021 and up $138.4 billion, or 23%, from June 30, 2020.

	Institutional	Retail	Private Wealth Management	Total
Assets Under Management 6/30/2021	$329.1	$293.7	$115.6	$738.4
Net Flows for Three Months Ended 6/30/2021:
Active	$2.3	$4.8	$(0.4)	$6.7
Passive	(1.4)	0.4	0.5	(0.5)
Total	$0.9	$5.2	$0.1	$6.2

Total net inflows were $6.2 billion in the second quarter, compared to net inflows of $5.2 billion in the first quarter of 2021, and net outflows of $3.3 billion in the prior year second quarter. AXA redemptions of low-fee fixed income mandates and net flows excluding these redemptions were as follows:

	2Q 2021	2Q 2020	1Q 2021
	(in billions)
AXA redemptions	$1.3	$7.9	$—
Net Inflows excluding AXA redemptions	$7.5	$4.6	$5.2

Institutional channel second quarter net inflows of $0.9 billion compared to net inflows of $0.8 billion in the first quarter of 2021. Institutional gross sales of $17.6 billion increased sequentially from $4.9 billion. Additionally, AB experienced $8.7 billion in sales and $10.0 billion in redemptions associated with Equitable Holding’s sale to Venerable Holdings of its legacy variable annuity assets, for which AB remained the preferred investment manager. Our ending Institutional channel AUM reflects $1.3 billion in net outflows as a result of this transaction. The pipeline of awarded but unfunded Institutional mandates increased sequentially to $17.8 billion at June 30, 2021 from $15.2 billion at March 31, 2021.

Retail channel second quarter net inflows of $5.2 billion compared to net inflows of $2.7 billion in the first quarter of 2021, driven primarily by active equity net inflows of $5.2 billion. Retail gross sales of $23.8 billion increased sequentially from $23.0 billion.
Private Wealth channel second quarter net inflows of $0.1 billion compared to net inflows of $1.7 billion in the first quarter of 2021. Private Wealth gross sales of $3.6 billion decreased sequentially from $5.4 billion.
Our ending AUM at June 30, 2021, of which 2.8% remains investments by AXA, reflects $13.1 billion in outflows resulting from AXA S.A's redemption of certain low-fee fixed income mandates, including redemptions of $11.8 billion in 2020 and $1.3 billion during the six months ended June 30, 2021. These redemptions, which began in the first quarter of 2020, are now essentially complete. Additional redemptions in future periods are possible and would be at the complete discretion of AXA.

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Second Quarter Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because we believe they present a clearer picture of our operating performance and allow management to see long-term trends without the distortion caused by long-term incentive compensation-related mark-to-market adjustments, real estate charges/credits and other adjustment items. Similarly, we believe that non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as a substitute for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Available Cash Flow typically is the adjusted diluted net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted diluted net income per unit, unless management determines, with concurrence of the Board of Directors, that one or more adjustments made to adjusted net income should not be made with respect to the Available Cash Flow calculation.

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US GAAP Earnings
Revenues
Second quarter net revenues of $1.1 billion increased 24% from $871 million in the second quarter of 2020. Higher investment advisory base fees, performance-based fees and distribution revenues were partially offset by lower investment gains and Bernstein Research revenues.
Sequentially, net revenues of $1.1 billion increased 6.9% from $1.0 billion. Higher performance-based fees, investment advisory base fees, distribution revenues and investment gains were partially offset by lower Bernstein Research revenues.
Second quarter Bernstein Research revenues of $106 million decreased 7% compared to the prior year second quarter and decreased 11% sequentially. The decrease from the prior year second quarter was due to reduced customer trading activity driven by decreased market volatility, as compared to the significant COVID-related surge in trading volume experienced during the second quarter of 2020. The sequential decrease was due to decreased customer trading activity.
Expenses
Second quarter operating expenses of $793 million increased 20% from $662 million in the second quarter of 2020. Higher total employee compensation and benefits expense, promotion and servicing expenses and general and administrative ("G&A") expense were partially offset by lower amortization of intangibles. Employee compensation and benefits expense increased due to higher incentive compensation, base compensation, commissions and fringes. Promotion and servicing expenses increased due to higher distribution related payments, transfer fees, marketing expenses, amortization of deferred sales commissions and travel and entertainment, offset by lower trade execution costs. During the second quarter ended June 30, 2020, we experienced cost savings in travel and entertainment and marketing expense primarily driven by COVID-19. These expense items have since increased as business activity has started to normalize, and we expect business activity, and these expenses, to continue to normalize in the second half of 2021 and future periods, subject to the extent to which COVID-19 continues to impact markets and our business. Within G&A, the increase was driven by higher portfolio servicing fees, errors, higher professional fees and an unfavorable foreign exchange translation impact, partially offset by lower office-related expense.
Sequentially, operating expenses increased 6% from $747 million, primarily driven by higher total employee compensation and benefits expense, G&A expense and promotion and servicing expenses. Employee compensation and benefits expense increased due to higher incentive compensation and base compensation, partially offset by lower commissions and fringes. Within G&A, the increase was driven by higher portfolio servicing fees, professional fees, errors, technology and office-related expenses. Promotion and servicing expenses increased due to higher distribution related payments, marketing expenses and transfer fees, partially offset by lower trade execution costs.
Operating Income, Margin and Net Income Per Unit
Second quarter operating income of $284 million increased 35% from $210 million in the second quarter of 2020 and the operating margin of 26.0% in the second quarter of 2021 increased 430 basis points from 21.7% in the second quarter of 2020.
Sequentially, operating income increased 9% from $261 million in the first quarter of 2021 and the operating margin of 26.0% increased 10 basis points from 25.9% in the first quarter of 2021.
Second quarter diluted net income per Unit was $0.91 compared to $0.59 in the second quarter of 2020 and $0.81 in the first quarter of 2021.

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Non-GAAP Earnings
This section discusses our second quarter 2021 non-GAAP financial results, compared to the second quarter of 2020 and the first quarter of 2021. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted diluted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Revenues
Second quarter adjusted net revenues of $882 million increased 26% from $699 million in the second quarter of 2020. Higher investment advisory base fees and performance-based fees were partially offset by lower Bernstein Research revenues and lower investment gains.
Sequentially, adjusted net revenues increased 8% from $820 million. Higher performance-based fees and investment advisory base fees were partially offset by lower Bernstein Research revenue and lower investment gains.
Expenses
Second quarter adjusted operating expenses of $602 million increased 20% from $504 million in the second quarter of 2020. Higher total employee compensation and benefits, G&A expense and promotion and servicing expenses were partially offset by lower amortization of intangibles. Employee compensation and benefits expense increased due to higher incentive compensation, base compensation, commissions and fringes driven by higher revenue. Within G&A, the increase was driven by higher portfolio servicing fees, professional fees, errors, office-related expense and an unfavorable foreign exchange translation impact. Promotion and servicing expenses increased due to higher transfer fees, marketing expense, and travel and entertainment expense, offset by lower trade execution costs. The increase in travel and entertainment and marketing expense is primarily a result of cost savings associated with the COVID-19 pandemic experienced during 2020. We expect these costs to continue to increase in the second half of 2021 and further normalize in 2022, as the pandemic recedes.

Sequentially, adjusted operating expenses increased 8% from $560 million. Total employee compensation and benefits expense, G&A expenses and promotion and servicing were all higher. Employee compensation and benefits expense increased due to higher incentive compensation and base compensation, partially offset by lower commissions and fringes. Within G&A, the increase is attributable to higher professional fees, portfolio servicing fees, errors, technology and office-related expenses. Within promotion and servicing expenses, the increase was driven by higher marketing expense and transfer fees, partially offset by lower trade execution costs.
Operating Income, Margin and Net Income Per Unit
Second quarter adjusted operating income of $279 million increased 43% from $195 million in the second quarter of 2020, and the adjusted operating margin of 31.7% increased 380 basis points from 27.9%.
Sequentially, adjusted operating income of $279 million increased 7% from $260 million and the adjusted operating margin of 31.7% in the second quarter of 2021 remained the same.
Second quarter adjusted diluted net income per Unit was $0.91 compared to $0.61 in the second quarter of 2020 and $0.81 in the first quarter of 2021.

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Headcount

As of June 30, 2021, we had 4,005 employees, compared to 3,825 employees as of June 30, 2020 and 3,920 as of March 31, 2021.
Unit Repurchases

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in millions)
Total amount of AB Holding Units Purchased (1)	0.9	1.3	1.9	2.2
Total Cash Paid for AB Holding Units Purchased (1)	$38.3	$27.8	$75.7	$47.6
Open Market Purchases of AB Holding Units Purchased (2)	0.8	1.3	1.4	2.2
Total Cash Paid for Open Market Purchases of AB Holding Units (2)	$34.6	$27.8	$58.8	$45.1
(1) Purchased on a trade date basis.
(2) The remainder related to purchases of AB Holding Units from employees to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards.

Second Quarter 2021 Earnings Conference Call Information
Management will review Second Quarter 2021 financial and operating results during a conference call beginning at 9:30 a.m. (EDT) on Thursday, July 29, 2021. The conference call will be hosted by Seth P. Bernstein, President and Chief Executive Officer, Ali Dibadj, Chief Financial Officer and Head of Strategy and Catherine Burke, Chief Operating Officer.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at http://alliancebernstein.com/investorrelations at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, please dial (833) 495-0952 in the U.S. or (409) 216-0498 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 6791746.
The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of Second Quarter 2021 financial and operating results on July 29, 2021.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call and will be available on AB’s website for one week. An audio replay of the conference call will also be available for one week. To access the audio replay, please call (855) 859-2056 in the US, or (404) 537-3406 outside the US, and provide the conference ID #: 6791746.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, integration of acquired companies, competitive conditions, and government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2020 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s revenues, financial condition, results of operations and business prospects.
The forward-looking statements referred to in the preceding paragraph include statements regarding:
•The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated, or that mandates ultimately will not be funded.
•The possibility that AB will engage in open market purchases of AB Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards depends on various factors, some of which are beyond our control, including the fluctuation in the price of an AB Holding Unit (NYSE: AB) and the availability of cash to make these purchases.
Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b)(4). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, 37% effective January 1, 2018.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of June 30, 2021, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 36.3% of AllianceBernstein and Equitable Holdings ("EQH"), directly and through various subsidiaries, owned an approximate 64.4% economic interest in AllianceBernstein.
Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	2Q 2021	2Q 2020	% Change	1Q 2021	% Change

GAAP revenues:
Base fees	$723,717	$569,296	27.1%	$687,691	5.2%
Performance fees	53,907	8,907	n/m	15,775	n/m
Bernstein research services	105,655	113,609	(7.0)	119,021	(11.2)
Distribution revenues	155,538	120,099	29.5	147,600	5.4
Dividends and interest	8,658	12,692	(31.8)	8,684	(0.3)
Investments gains	4,181	24,189	(82.7)	1,928	116.9
Other revenues	25,900	26,092	(0.7)	27,711	(6.5)
Total revenues	1,077,556	874,884	23.2	1,008,410	6.9
Less: interest expense	734	3,435	(78.6)	1,144	(35.8)
Total net revenues	1,076,822	871,449	23.6	1,007,266	6.9

GAAP operating expenses:
Employee compensation and benefits	435,707	349,638	24.6	406,059	7.3
Promotion and servicing
Distribution-related payments	167,761	125,678	33.5	162,254	3.4
Amortization of deferred sales commissions	8,236	6,622	24.4	7,899	4.3
Trade execution, marketing, T&E and other	46,571	44,288	5.2	46,678	(0.2)
General and administrative
General and administrative	131,324	121,424	8.2	120,223	9.2
Real estate charges	—	5.526	(100.0)	—	—
Contingent payment arrangements	838	807	3.8	796	5.3
Interest on borrowings	1,241	1,096	13.2	1,294	(4.1)
Amortization of intangible assets	1,521	6,723	(77.4)	1,479	2.8
Total operating expenses	793,199	661,802	19.9	746,682	6.2

Operating income	283,623	209,647	35.3	260,584	8.8

Income taxes	12,480	11,386	9.6	16,745	(25.5)

Net income	271,143	198,261	36.8	243,839	11.2

Net income (loss) of consolidated entities attributable to non-controlling interests	3,573	20,940	(82.9)	(292)	n/m

Net income attributable to AB Unitholders	$267,570	$177,321	50.9	$244,131	9.6

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AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	2Q 2021	2Q 2020	% Change	1Q 2021	% Change

Equity in Net Income Attributable to AB Unitholders	$97,407	$63,201	54.1%	$88,907	9.6%
Income Taxes	6,490	6,275	3.4	7,820	(17.0)
Net Income	90,917	56,926	59.7	81,087	12.1

Additional Equity in Earnings of Operating Partnership (1)	8	3	166.7%	18	(55.6)%
Net Income - Diluted	$90,925	$56,929	59.7	$81,105	12.1
Diluted Net Income per Unit	$0.91	$0.59	54.2	$0.81	12.3
Distribution per Unit	$0.91	$0.61	49.2	$0.81	12.3

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

Units Outstanding	2Q 2021	2Q 2020	% Change	1Q 2021	% Change
AB L.P.
Period-end	271,994,122	268,620,187	1.3%	272,675,165	(0.2)%
Weighted average - basic	272,344,036	269,080,676	1.2%	272,332,476	—
Weighted average - diluted	272,356,270	269,090,125	1.2%	272,364,281	—
AB Holding L.P.
Period-end	99,808,806	96,431,971	3.5%	100,489,849	(0.7)%
Weighted average - basic	100,158,720	96,892,460	3.4%	100,145,962	—
Weighted average - diluted	100,170,954	96,901,909	3.4%	100,177,767	—

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | June 30, 2021
($ Billions)
Ending and Average	Three Months Ended
	6/30/21	6/30/20
Ending Assets Under Management	$738.4	$600.0
Average Assets Under Management	$722.6	$578.5

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth Management	Total
Beginning of Period	$314.7	$272.3	$110.2	$697.2
Sales/New accounts	17.6	23.8	3.6	45.0
Redemption/Terminations	(13.7)	(15.3)	(3.4)	(32.4)
Net Cash Flows	(3.0)	(3.3)	(0.1)	(6.4)
Net Flows	0.9	5.2	0.1	6.2
Transfers	—	—	—	—
Investment Performance	13.5	16.2	5.3	35.0
End of Period	$329.1	$293.7	$115.6	$738.4

Three-Month Changes By Investment Service
	Equity Active	Equity Passive(1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive(1)	Alternatives/ Multi-Asset Solutions(2)	Total
Beginning of Period	$231.8	$66.3	$252.2	$51.8	$8.3	$86.8	$697.2
Sales/New accounts	18.3	0.4	16.3	3.2	0.8	6.0	45.0
Redemption/Terminations	(9.8)	(0.3)	(19.9)	(1.7)	(0.1)	(0.6)	(32.4)
Net Cash Flows	(2.9)	(1.8)	(1.7)	—	0.2	(0.2)	(6.4)
Net Flows	5.6	(1.7)	(5.3)	1.5	0.9	5.2	6.2
Investment Performance	19.3	4.9	5.4	0.7	0.1	4.6	35.0
End of Period	$256.7	$69.5	$252.3	$54.0	$9.3	$96.6	$738.4

Three-Month Net Flows By Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$5.6	(1.7)	$3.9
Fixed Income	(3.8)	0.9	(2.9)
Alternatives/Multi-Asset Solutions (2)	4.9	0.3	5.2
Total	$6.7	$(0.5)	$6.2

(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services not included in equity or fixed income services.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$225.2	$164.5	$113.0	$502.7
Non-U.S. Clients	103.9	129.2	2.6	235.7
Total	$329.1	$293.7	$115.6	$738.4

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AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended
(US $ Thousands, unaudited)	6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020

Net Revenues, GAAP basis	$1,076,822	$1,007,266	$1,062,892	$900,038	$871,449	$874,156
Exclude:
Distribution-related adjustments:
Distribution revenues	(155,538)	(147,600)	(143,131)	(135,693)	(120,099)	(130,857)
Investment advisory services fees	(20,459)	(22,553)	(19,722)	(20,120)	(12,202)	(14,814)
Pass through adjustments:
Investment advisory services fees	(4,403)	(4,196)	(3,999)	(3,888)	(3,331)	(7,062)
Other revenues	(8,229)	(10,531)	(10,187)	(9,344)	(10,195)	(9,607)
Impact of consolidated company-sponsored investment funds	(4,286)	(311)	(864)	(765)	(21,552)	24,135
Long-term incentive compensation-related investment (gains) losses	(2,201)	(2,012)	(4,270)	(3,140)	(5,257)	7,099
Long-term incentive compensation-related dividends and interest	(71)	(85)	(918)	(91)	(88)	(106)
Write-down of investment	—	—	—	—	—	859
Adjusted Net Revenues	$881,635	$819,978	$879,801	$726,997	$698,725	$743,803

Operating Income, GAAP basis	$283,623	$260,584	$302,420	$217,146	$209,647	$178,223
Exclude:
Real estate	(985)	(985)	(985)	(985)	5,188	(339)
Long-term incentive compensation-related items	(91)	6	(337)	(416)	104	566
CEO's EQH award compensation	17	142	205	205	209	184
Write-down of investment	—	—	—	—	—	859
Acquisition-related expenses	180	22	1,614	356	805	526
Contingent payment arrangements	—	—	(1,366)	—	—	—
Sub-total of non-GAAP adjustments	(879)	(815)	(869)	(840)	6,306	1,796
Less: Net (loss) income of consolidated entities attributable to non-controlling interests	3,573	(292)	381	81	20,940	(25,571)
Adjusted Operating Income	$279,171	$260,061	$301,170	$216,225	$195,013	$205,590
Operating Margin, GAAP basis excl. non-controlling interests	26.0%	25.9%	28.4%	24.1%	21.7%	23.3%
Adjusted Operating Margin	31.7%	31.7%	34.2%	29.7%	27.9%	27.6%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended
($ Thousands except per Unit amounts, unaudited)	6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020
Net Income - Diluted, GAAP basis	$90,925	$81,105	$93,221	$67,013	$56,929	$62,274
Impact on net income of AB non-GAAP adjustments	(248)	(289)	(282)	(289)	2,533	326
Adjusted Net Income - Diluted	$90,677	$80,816	$92,939	$66,724	$59,462	$62,600

Diluted Net Income per Holding Unit, GAAP basis	$0.91	$0.81	$0.97	$0.70	$0.59	$0.63
Impact of AB non-GAAP adjustments	—	—	—	(0.01)	0.02	0.01
Adjusted Diluted Net Income per Holding Unit	$0.91	$0.81	$0.97	$0.69	$0.61	$0.64

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AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Net Revenue, as adjusted, is reduced to exclude all of the company's distribution revenues, which are recorded as a separate line item on the consolidated statement of income, as well as a portion of investment advisory services fees received that is used to pay distribution and servicing costs. For certain products, based on the distinct arrangements, certain distribution fees are collected by us and passed through to third-party client intermediaries, while for certain other products, we collect investment advisory services fees and a portion is passed through to third-party client intermediaries. In both arrangements, the third-party client intermediary owns the relationship with the client and is responsible for performing services and distributing the product to the client on our behalf. We believe offsetting distribution revenues and certain investment advisory services fees is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties that perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. Distribution-related adjustments fluctuate each period based on the type of investment products sold, as well as the average AUM over the period. Also, we adjust distribution revenues for the amortization of deferred sales commissions as these costs, over time, will offset such revenues.

We adjust investment advisory and services fees and other revenues for pass through costs, primarily related to our transfer agent and shareholder servicing fees. These fees do not affect operating income, but they do affect our operating margin. As such, we exclude these fees from adjusted net revenues.

We adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation.

Also, adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments.

Lastly, during the first quarter of 2020, we wrote-down an investment that had been received in exchange for the sale of software technology; the write-down brought the investment balance to zero. Previously, we had been excluding the value of this investment from adjusted net revenues.

Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) real estate charges (credits), (2) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (3) our CEO's EQH award compensation, as discussed below, (4) the write-down of an investment, (5) acquisition-related expenses, (6) adjustments to contingent payment arrangements, and (7) the impact of consolidated company-sponsored investment funds.

Real estate charges (credits) incurred have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. Real estate charge (credits) incurred during the fourth quarter of 2019 through the fourth quarter of 2020, while excluded in the period in which the charges (credits) were recorded, are included ratably over the remaining applicable lease term.

Prior to 2009, a significant portion of employee compensation was in the form of long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been delivered to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within

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investment gains and losses on the income statement. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.

The board of directors of EQH granted to Seth P. Bernstein (“CEO”) equity awards in connection with EQH's IPO and Mr. Bernstein's membership on the EQH Management Committee. Mr. Bernstein may receive additional equity or cash compensation from EQH in the future related to his service on the Management Committee. Any awards granted to Mr. Bernstein by EQH are recorded as compensation expense in AB’s consolidated statement of income. The compensation expense associated with these awards has been excluded from our non-GAAP measures because they are non-cash and are based upon EQH's, and not AB's, financial performance.
The write-down of the investment in the first quarter of 2020 has been excluded due to its non-recurring nature and because it is not part of our core operating results.
Acquisition-related expenses have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers.

The recording of changes in estimates of contingent consideration payable with respect to contingent payment arrangements associated with our acquisitions are not considered part of our core operating results and, accordingly, have been excluded.
We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored funds' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.

Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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